 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Communication Intelligence Corporation which appears in their Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ GHP Horwath, P.C.
Denver, Colorado
January 28, 2011